                                                                   EXHIBIT (d).8

            INTERIM INVESTMENT SUB-ADVISORY AND MANAGEMENT AGREEMENT

         THIS AGREEMENT is made this 2nd day of April 2001, by and between HL Investment Advisors, LLC, a Connecticut limited liability company ("HL Advisors") and Hartford Investment Management Company, a Delaware corporation ("HIMCO").

         WHEREAS, HL Advisors has entered into an interim agreement for the provision of investment management services (the "Principal Advisory Contract") to Fortis Series Fund, Inc. (the "Fund"), and

         WHEREAS, HL Advisors wishes to engage HIMCO to provide investment management services as sub-adviser to the series of shares of the Fund listed on Attachment A (each a "Series" and together the "Series"), and

         WHEREAS, HIMCO is willing to perform such services on behalf of the Series upon the terms and conditions and for the compensation hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

         1. INVESTMENT ADVISORY AND MANAGEMENT SERVICES.

         HL Advisors hereby engages HIMCO, and HIMCO hereby agrees to act, as sub-adviser for, and to manage the investment of the assets of, the Series of the Fund identified in Exhibit A.

         The investment of the assets of the Series shall at all times be subject to the applicable provisions of the Articles of Incorporation and By-laws of the Fund and the current Registration Statement (including the Prospectus and Statement of Additional Information) of the Series and shall conform to the policies and restrictions of the Series as set forth in such Registration Statement and any additional limitations as may be adopted from time to time by the Board of

Directors of the Fund and communicated to HIMCO. Within the framework of the investment policies, restrictions and limitations of the Series, HIMCO shall have the sole and exclusive responsibility for the management of the Series and the making and execution of all investment decisions for the Series; provided, however, that the appointment of HIMCO as sub-adviser for a Series pursuant hereto shall in no way limit or diminish HL Advisors' obligations and responsibilities under the Interim Investment Advisory and Management Agreement.

         HIMCO shall report to HL Advisors and the Board of Directors regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of HIMCO to the investment policies, restrictions and limitations of such Series.

         HIMCO shall create and maintain all reports, books and records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Fund under the Investment Company Act of 1940, applicable federal and state tax and insurance laws and regulations and any other law or regulation which may be or become applicable to the Fund. All such reports, books and records shall be the property of the Fund. Furthermore, such reports, books and records shall at all times be available for copying and otherwise open to inspection and audit by the Securities and Exchange Commission, banking and insurance regulators and other authorities and regulators having authority over the Fund, and by officers and employees of, and auditors employed by, the Fund. HIMCO hereby further agrees that, upon the termination of this Agreement, all reports, books and records pertaining to HIMCO's activities under this Agreement shall be promptly segregated and returned to the Fund free from any claim or retention of rights by HIMCO.



                                      -2-
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         2. COMPENSATION FOR SERVICES.

         (a) In payment for all services, facilities, equipment and personnel, and for other costs of HIMCO hereunder, HL Advisors shall pay to HIMCO a monthly fee for each Series, which fee shall be paid to HIMCO not later than the fifth business day of the month following the month in which such services are rendered. Each such monthly fee shall be at the rate or rates set forth below and shall be based on the average of the net asset values of all of the issued and outstanding shares of the respective Series as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, By-Laws and currently effective Prospectus and Statement of Additional Information of the Series. Exhibit A sets forth the fee on an annual basis.

         A Series' monthly fee is one-twelfth (1/12) of its annual fee. The fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

         (b) Further:

                  (i) Any compensation paid under this Agreement shall be held in an interest-bearing escrow account with the Series' custodian or a bank (as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"), mutually acceptable to the parties hereto.

                  (ii) If the holders of a majority of a Series' outstanding voting securities approve a new Investment Sub-Advisory Agreement with HIMCO before 150 days after April 2, 2001, the amount in the escrow account (including interest earned thereon) with respect to such Portfolio shall be paid to HIMCO.



                                      -3-
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                  (iii) If the holders of a majority of a Series' outstanding voting securities do not approve a new Investment Sub-Advisory Agreement with HIMCO, HIMCO shall be paid, from the escrow account, an amount equal to the lesser of:

                           (a) any costs incurred in performing this Agreement
                  with respect to such Series (plus interest earned on that amount in the escrow account); and

                           (b) the total amount in the escrow account with
                  respect to such Series (plus interest earned thereon).

         3. FREEDOM TO DEAL WITH THIRD PARTIES.

         HIMCO shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

         4. EFFECTIVE DATE DURATION AND TERMINATION OF AGREEMENT.

         This Agreement shall become effective on April 2, 2001 with respect to each Series and will continue in effect with respect to a Series until the earlier of (i) the date when a new Investment Sub-Advisory Agreement between HL Advisors and HIMCO is implemented with respect to that Series and (ii) the date 150 days after the date of this Agreement.

         This Agreement may be terminated at any time with respect to a Series, without the payment of any penalty, by the Directors of the Series, by the vote of a majority of the outstanding voting securities of the Series, or by HL Advisors, on ten days' written notice to HIMCO, or by HIMCO on sixty days' written notice to HL Advisors. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).



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         Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is less.

         5. AMENDMENTS TO AGREEMENT.

         No material amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Series that have approved and are subject to this Agreement. In addition, if a majority of the outstanding voting securities of any Series of the Fund votes to amend this Agreement, such amendment shall be effective with respect to such Series whether or not the shareholders of any other Series vote to adopt such amendment.

         (a) NOTICES.

         Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.



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         IN WITNESS WHEREOF, HL Advisors and HIMCO have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       HL INVESTMENT ADVISORS, LLC


                                            /s/ David M. Znamierowski
                                            -------------------------
                                       By:
                                       Title: Senior Vice President


                                       HARTFORD INVESTMENT MANAGEMENT COMPANY


                                            /s/ Brenda J. Furlong
                                            -------------------------
                                       By:
                                       Title: President



                                      -6-
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                                   SCHEDULE A

               Portfolios                                  Sub-Advisory Rate
               ----------                                  -----------------
Fortis Diversified Income Series                           Cost Reimbursement

Fortis High Yield Series                                   Cost Reimbursement

Fortis Money Market Series                                 Cost Reimbursement

Fortis U.S. Government Securities Series                   Cost Reimbursement